Exhibit 10.3

Orange and Rockland Utilities, Inc.
Annual Team Incentive Plan (ATIP) Policy
January 2004
(supersedes January 2003)

Purpose:

To set forth the details of the Annual Team Incentive Plan (ATIP) for management employees.  All management employees participate in the ATIP.  Their awards are based on the Company’s specified financial and operational performance.

Application:

This policy applies to all full-time and part-time management employees.  It also applies to employees who transfer to or from an affiliate of the Company during the plan year.

Award Determination and Payment:

The ATIP award is based on the achievement of the Company’s specified financial and operational goals.  Each salary band is assigned a target award.

The award is split between a fixed team-based award of 60 percent and a variable individual award of 40 percent. Each employee is eligible to receive from 0 to 150 percent of the target award based on the individual’s contribution.

The award is included in the employee’s annual base pay used in the calculation of an employee’s pension benefit.

Policies:

1.	An employee transferring from an affiliate of the Company during the plan year will be eligible for an award based on the full plan year unless other provisions have been made by the affiliate.

2.	An award will not be paid to an employee who transfers to an affiliate of the Company, unless the affiliate has not made provisions for the employee to be included in its award program.

3.	An external hire joining the Company during the year will have his/her award prorated to reflect full months of actual service during the year.

4.	A part-time employee will also be eligible for an award that will be calculated on his/her annual base earnings exclusive of overtime payments.

5.	If an employee becomes disabled or takes a leave of absence for more than 90 calendar days, the employee’s award will be prorated based on the number of full months of active service during the year.

6.	An award will not be paid to an employee who leaves prior to December 31st of the plan year due to resignation, termination or retirement.

7.	The target award percentage for the year will be based on the employee’s band at year-end.

8.	An employee who receives an unsatisfactory performance review is not eligible for an award.

Responsibilities and Authorities:

1.	The Board of Directors will evaluate and approve the Company’s performance criteria.

2.	The Board of Directors will evaluate and approve the Company’s achievement of specified financial and operational goals.

3.

Without limiting the Board’s ability to prescribe reasonable compensation, the Board may, at its discretion and in consultation with the Chief Executive Officer, adjust ATIP awards to reflect strategic and other factors affecting business operations and results, although in the absence of extraordinary circumstances it is not expected that such adjustment would exceed plus or minus 25 percent.

4.	The Board may also make other adjustments it deems appropriate, based on an employee’s performance.